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                                   AETNA INC.
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[Article in "Focus on Producers," Aetna U.S. Healthcare's newsletter for health brokers]

Setting a new course

William H. Donaldson was named Chairman and Chief Executive Officer of Aetna Inc. in February 2000. At that time, Mr. Donaldson stated that his highest priority was to take immediate action to increase shareholder value and revitalize the Aetna organization. In keeping with that goal, the last few months have been characterized by negotiations leading up to our definitive agreement with ING Groep and a comprehensive review of our health business processes and practices resulting in some recent announcements that are designed to enhance shareholder value and redirect the company towards a more profitable future.

The following is a summary of some of the most notable changes and how they are expected to impact the way we do business with you and your clients.

Sale of Aetna Financial Services and International Businesses

On July 20, Aetna announced that it had reached a definitive agreement to sell its financial services and international businesses to ING Group in a transaction valued at approximately $7.7 billion, consisting of approximately $5 billion in cash and the assumption of approximately $2.7 billion in debt. The sale, subject to regulatory and shareholder approvals and other closing conditions, is targeted to close by the end of this year.

Under the terms of the agreement, Aetna will spin off to its shareholders a standalone health business, which will include Aetna U.S. Healthcare, Group Insurance and Large Case Pensions, as well as Aetna Global Benefits. Simultaneously, the parent company and its remaining subsidiaries will merge with a newly formed subsidiary of ING. In exchange for each Aetna share, Aetna shareholders will receive one share in the standalone health company, which will be named Aetna Inc., and approximately $35 per share in cash.

The standalone health company will be headquartered in Hartford, Conn., with major facilities in Blue Bell, Pa., and Middletown, Conn.

"With this transaction, we believe we have taken an important step toward our stated goal of delivering value to shareholders, while also taking into account the concerns of our customers, employees and other constituents," Donaldson said. "Under ING's ownership, the financial services and international businesses will be part of a strong global company with a significant commitment to continued future growth. Further, our customers will benefit from ING's financial strength, broad product array and international experience.

"We also are pleased with ING's stated commitment to the city of Hartford and the local communities where we do business. ING's intention to draw upon the many talented people in our financial services and international businesses has positive implications for current and future job opportunities in the Greater Hartford community.

"Finally, Aetna shareholders will retain ownership of the new health company, which we believe represents a turnaround opportunity as we take steps to improve financial performance and redefine the company's business model," Donaldson said.

The "New" Aetna

After the sale is complete, Aetna will remain the nation's largest health care benefits company, with 19.5 million health members, 14.8 million dental members and 11.5 million group life insurance members. The standalone health company will have a much-narrowed focus on employee related benefit products including the full spectrum of health benefits and group insurance products. The "new" Aetna's competitive strengths will include broad geographic reach, strong market positions, a large membership base, extensive provider networks, information technology expertise and a dedicated corps of employees who are recognized experts in their fields.

"Despite significant challenges, our health business is profitable, with strong cash flows," Donaldson said. "As a separate company, it should be able to bring intensified management focus on improved service to our customers and enhanced financial performance. Following a comprehensive review of our business model, we are implementing a number of strategic initiatives to improve the performance of our health business," Donaldson said. "These steps are focused on both the immediate need to improve financial performance and the imperative to transform our business model to offer more flexibility and choice."

The strategic initiatives include:

o Restructuring the Aetna product portfolio to provide greater balance in its range of offerings, including the introduction of new products for January 2001 that focus on meeting consumer desires for greater personalization, flexibility and choice, and which are priced accordingly;

o Improving relations with doctors and hospitals by eliminating unnecessary requirements and streamlining processes to eliminate hassles, while negotiating sensible contracts that meet the needs of all parties;

o Leveraging Aetna's vast health care information technology assets to meet constituents' demand and achieve efficiencies;

o Providing increased flexibility to regional management to address issues that arise locally, where care is delivered;

o Restructuring sales and broker compensation to encourage account retention and new business development; and

o Strengthening management, starting with the selection of a new CEO with dynamic leadership abilities.

As part of our commitment to you, we will do our best to keep you apprised of any new changes, as well our progress as we implement the strategic initiatives outlined above. If you would like to know more about the information contained in this article, please check out our website at http://www.aetna.com or contact your local broker manager.

Profile:  William H. Donaldson

A Track Record of Successful Leadership

A member of Aetna's board of directors since 1977, William H. Donaldson's background prepares him well to lead the company. Since cofounding the investment banking firm Donaldson, Lufkin & Jenrette, Inc., and serving as chairman and chief executive officer of the firm and its subsidiary, Alliance Capital Management Corporation, Donaldson has held senior positions in business, academia and government, as well as leadership roles with several philanthropic organizations.

Former chairman and chief executive officer of the New York Stock Exchange, Donaldson is the founding dean of the Yale University Graduate School of Management. He served as United States Undersecretary of State under Henry Kissinger, and later as counsel to Vice President Nelson Rockefeller.

Donaldson received a B.A. from Yale University and, after serving as an officer in the U.S. Marine Corps, earned an M.B.A. with Distinction from Harvard Business School. He is a chartered financial analyst (CFA) and holds a number of honorary degrees.

          ***********************************************************

Aetna will be filing a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna will be available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING will be available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE
MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors will be soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Updated information with respect to the security holdings of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business and Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the capitalization of Aetna on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); and the outcome of litigation and regulatory matters, including numerous purported health care actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.